Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Biohaven Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Newly Registered Securities
Fees to be Paid	Equity	Common Shares, no par value per share	457(o) and 457(r)	—	—	$150,000,000	0.00014760	$22,140.00
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$150,000,000	0.00014760	$22,140.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$22,140.00

(1) The maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for the Registration Statement on Form S-3ASR (File No. 333-[●]) filed by the registrant on October 2, 2023 (the “Registration Statement”).